Exhibit 99.1

Preliminary Ongoing Results with CYT-0851 in Combination with Capecitabine or Gemcitabine in Advanced Solid Tumors Show Early Clinical Activity and Generally Well Tolerated Safety Profile

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CYT-0851 has demonstrated early activity in combination with capecitabine or gemcitabine in advanced solid tumors and a generally well tolerated safety profile in a heavily pretreated population of patients
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Overall disease control rate was 71.4% with the capecitabine combination and 87.5% with the gemcitabine combination
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Enrollment in the Phase 1 dose escalation study continues with preliminary data expected in mid-2023

LEXINGTON, MA— June 3, 2023 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a clinical stage oncology company, today presented results from a Phase 1 study with CYT-0851 in combination with capecitabine or gemcitabine in a poster titled “Phase 1 Results of CYT-0851, a Monocarboxylate Transporter (MCT) Inhibitor, in Combination with Capecitabine or Gemcitabine in Advanced Solid Tumors” (Abstract: 3099, Poster: 297) at the 2023 American Society of Clinical Oncology (ASCO) annual meeting in Chicago, Illinois.

“We are encouraged by the preliminary data from the Phase 1 dose escalation study with CYT-0851 in combination with capecitabine and gemcitabine and are pleased that the safety profile of CYT-0851 continues to be generally tolerable even when combined with these standard chemotherapy agents,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “The Cyteir team is diligently executing on the clinical development of CYT-0851 as a potential combination therapy, and we look forward to sharing preliminary data for all patients in these cohorts mid-year.”

Phase 1 Study Objectives

The primary objective of the ongoing Phase 1 study is to determine the recommended Phase 2 dose and maximum tolerated dose of CYT-0851 in combination with capecitabine or gemcitabine. Key secondary objectives include evaluation of safety and tolerability, determination of the pharmacokinetic parameters, optimal dosing regimen for each combination and characterization of preliminary anti-tumor activity of the combinations.

Phase 1 Study Preliminary Findings

The data presented in the poster are the first report of preliminary results of an ongoing study.

As of the May 1, 2023 data cutoff, 22 patients were enrolled in the capecitabine cohort across four dose-escalation cohorts from 100 mg to 400 mg once daily dose and 13 patients were enrolled in the gemcitabine cohort across three dose-escalation cohorts from 100 mg to 300 mg once daily dose. Fourteen patients in the capecitabine arm were response evaluable and eight patients in the gemcitabine arm were response evaluable.

The recommended Phase 2 dose in the capecitabine combination is 400 mg once a day with no dose limiting toxicities observed. The maximum tolerated dose in the combination of CYT-0851 with capecitabine was not identified. The dose escalation of CYT-0851 in combination with gemcitabine is ongoing and the study has cleared the 200 mg dose.

Combination of CYT-0851 with capecitabine

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Seven ovarian cancer patients and seven pancreatic cancer patients were response evaluable with RECIST measurements available.
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There was one partial response in an ovarian cancer patient with treatment ongoing in cycle 12 and nine patients had stable disease (five pancreatic cancer patients and four ovarian cancer patients).
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The overall disease control rate in the capecitabine combination was 71.4%.

Combination of CYT-0851 with gemcitabine

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Five sarcoma patients, two pancreatic cancer patients and one ovarian cancer patient were response evaluable.
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There was one confirmed partial response in a sarcoma patient at month two and six patients with stable disease (three sarcoma patients, two pancreatic patients and one ovarian cancer patient).
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The overall disease control rate was 87.5%.

Safety:

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To date, CYT-0851 has exhibited a generally well tolerated safety profile without unanticipated toxicities observed at clinically active doses, and without exacerbation of the expected toxicity from the chemotherapy combination partners.
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In the capecitabine cohort, 45.5% of patients reported adverse events with 9.1% being grade 3/4. The most common treatment-related adverse events were fatigue (27.3%), decreased appetite (13.6%) and nausea (13.6%).
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In the gemcitabine cohort, 69.2% of patients reported adverse events with 46.2% being grade 3/4. The most common treatment-related adverse events were fatigue (38.5%), anemia (23.1%) and neutropenia (23.1%).
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No dose-limiting toxicities were observed in any patients treated with the combination of CYT-0851 and capecitabine.
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In the CYT-0851 plus gemcitabine combination cohorts, one patient at the 300 mg level had dose-limiting hyperglycemia with starvation ketoacidosis that resolved upon treatment interruption and has not recurred upon rechallenge at a lower dose.
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No treatment related deaths have been reported, and no patients experienced a treatment related adverse event that led to discontinuation of CYT-0851.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the development of CYT-0851, an oral investigational drug that inhibits monocarboxylate transporters. Cyteir’s current priority in CYT-0851 development is in combination with capecitabine and gemcitabine in a Phase 1/2 clinical study, including patients with advanced ovarian cancer. Follow Cyteir on social media: LinkedIn and Twitter and at www.cyteir.com.

Forward-Looking Statements

This press release contains “forward-looking statements” about Cyteir’s strategy, future plans, and prospects, including statements regarding the development of CYT-0851, regulatory strategy and path for CYT-0851, and the expected timing and reporting of data for CYT-0851. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of CYT-0851; that preclinical testing of CYT-0851 may not be predictive of the results or success of clinical trials; that the clinical development of CYT-0851 may be delayed or otherwise take longer and/or cost more than planned; that Cyteir may be unable to initiate, enroll or complete clinical development of CYT-0851; that preliminary data may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data; that the continuing global outbreak of COVID-19 (including any resurgences or variants) may result in development or manufacturing delays, supply shortages, or shortages of qualified healthcare personnel; that synthetic lethality, as an emerging class of precision medicine targets, could result in negative perceptions of the efficacy, safety or tolerability of this class of targets, which could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; and that Cyteir’s compounds may not receive regulatory approvals or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” in Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Cyteir does not undertake and specifically disclaims any obligation to update any forward-looking statements.

CONTACT:

Cyteir Investor Relations

857-285-4140

ir@cyteir.com